Exhibit 99.1


For Immediate Release

Contact: Willing L. Biddle, President or
         James Aries, Vice President - Acquisitions
         Urstadt Biddle Properties Inc.
         (203) 863-8200

                 URSTADT BIDDLE PROPERTIES INC.
         ANNOUNCES ACQUISITION OF THREE RETAIL PROPERTIES
                       FOR $16.6 MILLION

GREENWICH, CONNECTICUT March 20, 2006 ...Urstadt Biddle Properties Inc. (NYSE:
UBA and UBP) announced that it has completed the purchase from private real estate investors of three retail properties located in Pelham, New York and Flushing, New York for a purchase price of $16.6 million, excluding closing costs. The properties were built in the 1960's and contain in the aggregate 47,300 square feet of leasable space. The Pelham property in particular has an excellent location with strong demographics and quality tenancy. Each of the properties tenant rosters reflect the local character of the properties. The Pelham property is situated in the affluent town of Pelham Manor in Westchester County and anchored by a regional grocery store and local retailers. The Flushing properties contain more than twenty local retailers who service the high density urban retail customer base surrounding the properties.

Willing Biddle, President of Urstadt Biddle Properties Inc. said, "We are pleased to announce this retail property portfolio acquisition. The Pelham shopping center is very well located and we believe a facade renovation will enable us to achieve higher rents over time. The Flushing properties were part of the portfolio and are well located block front strips of stores fully leased to local retailers. The Flushing, New York neighborhood where the properties are located is a stable densely populated urban area where there is a high demand for stores."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1969. UBP owns 37 properties containing approximately
3.7 million square feet of space and has paid 145 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.